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                                                                   EXHIBIT 4.2


                            AMERICAN FAMILY HOLDINGS, INC.
                               (A Delaware Corporation)

                                 Warrant to Purchase
                                Shares of Common Stock
    1. GRANT OF WARRANT. For value received, American Family Holdings, Inc., a Delaware corporation ("Company"), hereby grants to _______________ or his registered assigns ("Holder"), the right to purchase from the Company ("Warrant") two shares ("Shares") of Company Common Stock, $0.001 par value, ("Common Stock"). The per share exercise price for such Warrant shall be 80% of the closing market price for the Common Stock on the trading date immediately preceding the date of the exercise of the Warrant ("Exercise Price").

    2. RIGHT AND MANNER OF EXERCISE. This Warrant shall be exercisable for a 730-day period commencing on the Issuance Date (as herein defined) (the "Exercise Period"). The Holder may elect to exercise this Warrant anytime during the Exercise Period only as to both of the Shares by delivering written notice of exercise to the Company (as provided in Section 11) in the form attached hereto as Exhibit A accompanied by a certified or bank cashier's check in an amount equal to two times the Exercise Price, as such may have been adjusted pursuant to the terms of this Agreement. For purposes of this Agreement the term "Issuance Date" shall mean fifth business day after the consummation of the Acquisition described in the prospectus included in the Company's Registration Statement on Form S-4 filed by the Company with the U.S. Securities and Exchange Commission in October 1997.

    3. RESERVATION AND AVAILABILITY OF SHARES. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of enabling it to satisfy any obligation to issue Shares upon exercise of this Warrant the full number of Shares deliverable upon the exercise or conversion of the entire outstanding amount of this Warrant. Before taking any action which would cause an adjustment pursuant to Section 5 reducing the Exercise Price, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable Shares at the Exercise Price as so adjusted. The Company covenants that all Shares which may be issued upon exercise of this Warrant will, upon issue, be fully paid and non-assessable and free from all taxes liens, charges security interests with respect to the issue thereof.

    4. ISSUANCE OF SHARES AND NEW WARRANT. If the purchase rights evidenced by this Warrant are exercised, one or more certificates for the Shares shall be issued as soon as practicable thereafter to the Holder exercising such rights. Upon such issuance, this Warrant will be cancelled automatically.

    5. ADJUSTMENT OF EXERCISE PRICE/ANTI-DILUTION. The Exercise Price and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of the events enumerated in this Section 5.

         5.1. STOCK SPLITS AND COMBINATIONS. If the Company shall at any time subdivide or combine its outstanding Common Stock, or fix a record date for payment of a dividend in Common Stock or other securities of the Company exercisable, convertible or exchangeable for Common Stock (in which latter event the maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of such securities shall be deemed to have been distributed), after that subdivision, combination or dividend, the number of Shares shall be adjusted to that number of Shares which is determined by (A) multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment by the Exercise Price in effect immediately prior to such adjustment, and then (B) dividing that product by the Exercise Price in effect immediately after such adjustment. If the Company shall at any time subdivide the outstanding shares of Common Stock or fix a record date for payment of a dividend in Common Stock or other securities exercisable, convertible or exchangeable into shares of Common Stock, the Exercise Price then in effect immediately before that subdivision or dividend shall be proportionately decreased, and, if the Company shall at any time combine the outstanding shares of Common Stock, then the Exercise Price in effect immediately before that combination shall be proportionately increased. Any adjustment under this
Section 5.1 shall become effective at the close of business on the date the subdivision or combination becomes effective or the dividend is distributed.

         5.2 RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Shares issuable upon exercise of the Warrant shall be changed into the same or a different number of shares of any other class or classes of securities, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination or payment of dividend of securities provided for above), the Holder of this Warrant shall, on its exercise, be entitled

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to purchase for the same aggregate consideration, in lieu of the Shares which the Holder would have become entitled to purchase but for such change, a number of shares of such other class or classes of securities which such Holder would have been entitled to receive as the holder of that number of Shares subject to purchase by the Holder on exercise of this Warrant immediately before that change.

         5.3 REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, payment of dividend, reclassification or exchange of Common Stock provided for above), or merger or consolidation of the Company with or into another corporation, or the sale of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Exercise Price then in effect, the number of Shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation, to which a Holder of the Shares issuable upon exercise of this Warrant would have been entitled in such capital reorganization, merger, or consolidation or sale if this Warrant had been exercised immediately before that capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder of this Warrant after the reorganization, merger, consolidation, or sale such that the provisions of this Warrant (including adjustment of the Exercise Price then in effect and number and kind of securities purchasable upon exercise of this Warrant) shall be applicable after that event in relation to any securities purchasable after that event upon exercise of this Warrant.

         5.4 MINIMUM EXERCISE PRICE ADJUSTMENT. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one-half of one percent (0.005) or more of the Exercise Price, provided, however, that any adjustments which by reason of this Subsection 5.4 are not required to be made shall carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest one-hundredth of a Share as the case may be.

    6. NOTICES TO HOLDER. Upon any adjustment of the Exercise Price pursuant to Section 5, the Company within 20 days thereafter shall cause to be given to the Holder pursuant to Section I 1 hereof written notice of such adjustment, which notice shall set forth a brief statement of the facts requiring such adjustment and set forth the computation by which such adjustment was made. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 6.

         In the event of any of the following:

         6.1 the Company shall authorize the issuance to its holders of shares of Common Stock of rights or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

         6.2 the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than cash dividends not exceeding $0.01 per share of Common Stock payable during any three-month period or distributions or dividends payable in shares of Common Stock); or

         6.3 any consolidation or merger to which the Company is a party and for which approval of any shareholder of the Company is required, or of the conveyance or transfer of the properties and assets of the Company as, or substantially as, an entirety, or of any reclassification or change of outstanding shares of Common Stock issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or

         6.4 the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

         6.5 the Company proposes to take any action (other than actions of the character described in Subsection 5.1 except as required under Subsection
6.3 above) which would require an adjustment of the Exercise Price pursuant to Section 5;

then the Company shall cause to be given to the Holder, at least 20 days (or ten days in any case specified in Subsections 6.1 or 6.2 above) prior to the applicable record date hereinafter specified, a written notice stating (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, warrants, or distribution is to be determined, or
(ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation, or winding up is expected to become effective, and the date as of which it is that holders of

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record of shares of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation, or winding up. The failure to give the notice required by this Section 6 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, consolidation, merger, conveyance, merger, dissolution, liquidation, or winding up, or the vote upon any such action.

    7. TRANSFERS. The holder acknowledges that this Warrant and the Common Stock underlying this Warrant have been registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act").

    8. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued in connection with any exercise of this Warrant. In lieu of the issuance of such fractional share, the Company shall make a cash payment equal to the then fair market value of such fractional share as determined in good faith by the Company's Board of Directors.

    9. PRIVILEGE OF STOCK OWNERSHIP. The Holder shall for all purposes be deemed to have become the holder of record of Shares issued upon an exercise of this Warrant on, and the certificate evidencing such Shares shall be dated, the date upon which the holder presents to the Company a notice of an intent to exercise this Warrant pursuant to Section 2 together with a certified or bank cashier's check for the Exercise Price. Prior to exercise of this Warrant, the holder shall not be entitled to any rights as a shareholder of the Company, including (without limitation) the right to vote, receive dividends or other distributions, exercise preemptive rights or be notified of shareholder meetings, and such holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company except as otherwise provided herein.

    10. SUCCESSORS AND ASSIGNS. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon the Company and the Holder hereof and their respective successors and assigns.

    11. NOTICES. All notices, requests, demands and other communications (collectively, "Notices") under this Warrant shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom Notice is to be given, or on the third business day after the date of mailing if mailed to the party to whom Notice is to be given, by first class mail, registered to the Holder, at his address as shown in the Company records; and if to the Company, at its principal office. Any party may change its address for purposes of this Section by giving the other party written Notice of the new address in the manner set forth above.

    12. GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

    13. LOSS OR MUTILATION OF WARRANT. Upon receipt of evidence reasonably satisfactory to the Company regarding the loss, theft, mutilation or destruction of this Warrant and upon delivery of appropriate indemnification with respect thereto or upon surrender or cancellation of the mutilated Warrant, the Company will make and deliver to the Holder a new Warrant of like tenor.

Dated:  _______________, 1997        AMERICAN FAMILY HOLDINGS, INC.




                                     By
                                         --------------------------
                                         David G. Lasker, President



                                     By
                                        ---------------------------
                                        James N. Orth, Secretary


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                                      ASSIGNMENT

     FOR VALUE RECEIVED, the undersigned sell(s), assign(s), and transfer(s) unto _______________________, of ___________________________, the right to purchase Shares evidenced by the within Warrant, and does hereby irrevocable constitute and appoint __________________ to transfer such right on the books of the Company, with full power of substitution.

DATED: _______________________, 199_


____________________________________
SIGNATURE


______________________________________________________________________________
NOTICE:


The signature to this Assignment must correspond with the name as written upon the face of the within Warrant, in every particular, without alteration or enlargement or any change whatsoever.

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                                      EXHIBIT A

                                   EXERCISE NOTICE


AMERICAN FAMILY HOLDINGS, INC.
4220 Von Karman Avenue
Suite 110
Newport Beach, California 92660

Gentlemen:

    The undersigned hereby elects to purchase, pursuant to the provisions of the American Family Holdings, Inc. Warrant dated ______________, 1997 held by the undersigned, two shares of the Common Stock of American Family Holdings, Inc.

    A certified or cashier's check as payment of the purchase price of $__________ per share of Common Stock (based on the closing market price of the Common Stock on _______________, 19__) in U.S. funds required under such Warrant accompanies this Exercise Notice.

DATED:______________________, 199_


Signature:    ________________________________________


Address:      ________________________________________

              ________________________________________


Tax I.D. No.  ________________________________________

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